                                                            Exhibit 23.1
                                                            ------------


                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Natural MicroSystems Corporation

We consent to incorporation by reference in this registration statement on Form S-3 of Natural MicroSystems Corporation of our report dated January 14, 1997, relating to the consolidated balance sheets of the Natural MicroSystems Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flow for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Natural MicroSystems Corporation.



                                       KPMG PEAT MARWICK LLP


Boston, Massachusetts
November 11, 1997